Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-119668



PROSPECTUS SUPPLEMENT NO. 3
TO PROSPECTUS DATED FEBRUARY 4, 2005



                                [OBJECT OMITTED]
                       STARTECH ENVIRONMENTAL CORPORATION

                                _________________

      This Prospectus Supplement No. 3 supplements information contained our prospectus dated February 4, 2005, as amended and supplemented from time to time. This prospectus relates to the resale by the selling securityholders identified in the prospectus of up to 9,353,000 shares of common stock, which includes 2,553,299 shares of common stock issuable upon the exercise of warrants issued to the selling securityholders in various private placements that took place since 2002.

      You should read this Prospectus Supplement No. 3 in conjunction with the prospectus, as supplemented and amended. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Fourth Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.


              The date of this prospectus supplement is May 3, 2005

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       __________________________________


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 13, 2005

                                   __________


                       STARTECH ENVIRONMENTAL CORPORATION
             (Exact name of registrant as specified in its charter)

          Colorado                        0-25312                84-1286576
(State or other jurisdiction of    (Commission file number)   (I.R.S. employer
 incorporation or organization)                              identification no.)

     15 Old Danbury Road, Suite 203                                  06897
              Wilton, CT                                           (Zip code)
 (Address of principal executive offices)

       Registrant's telephone number, including area code: (203) 762-2499

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17
      CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
      240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

--------------------------------------------------------------------------------


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

Item 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the annual meeting of shareholders (the "Annual Meeting") of Startech Environmental Corporation ("Startech") held on April 13, 2005, the following individuals were elected to the board of directors of the Company: L. Scott Barnard, Joseph A. Equale, John J. Fitzpatrick, Joseph F. Longo and Nicholas S. Perna.

Item 7.01   Regulation FD Disclosure.

During the presentation to shareholders at the Annual Meeting, certain members of the Company's management made announcements regarding the Company's business that may be considered material non-public information, which include the following:

Strategic/Investment Relationships
----------------------------------

o GMAC - The Company's relationship, as previously announced, with an eminent, global, financial services company that will provide "turnkey" financing to credit worthy Startech Plasma Converter System (PCS)(TM) customers, is with General Motors Acceptance Corporation (GMAC), and the Company expects that GMAC will make financing available to certain creditworthy customers in North America and the United Kingdom.

o GE Energy - The Company has established a working relationship with GE Energy pursuant to which the Company anticipates that GE Energy will supply power islands when required by customers of Startech.

o ING Financial Services - It is anticipated that ING Financial Services will provide financing for certain customers and projects using Startech Plasma Converter Systems in Europe.

o InterCapital Group, LLC - The Company now expects to receive the $11 million investment from InterCapital Group, LLC on or before the end of April 2005.

Distributorships
----------------

o Distributorship in Australia - The Company expects to receive the balance of the down payment from Plastech, its distributor in Australia, which funds will, as anticipated, permit the commencement of the manufacturing for the first PCS in Australia beginning in May 2005.

Customers/Project Updates
-------------------------

o Puerto Rico - The Company expects to be in contract by August 2005 to build several Plasma Converter Systems in Puerto Rico to process pharmaceutical industry hazardous waste.

o Japan - The Company believes that the new facility in Kobe, Japan, as previously disclosed, will commence operations and the processing of PCBs by the end of July 2005.

o Poland - The financing for the first contract in Poland, which is now expected to be provided by ING, is expected to be completed by the end of June 2005, at which time manufacturing would commence.

o Dominican Republic - The contracts for two Plasma Converter Systems in the Dominican Republic are expected to be signed in August 2005, with manufacturing to commence thereafter.

o Pamigliano Abiente - The Company believes it is in the final stages of settling contract details for manufacturing of the first PCS for Pamigliano Abiente, a waste processing company located near Naples, Italy.

o Libya - The Company has prepared and delivered contracts to Libya for the purchase and manufacturing of mobile and transportable Plasma Converter Systems.

o Vitech - The Company expects that manufacturing for the Vitech project in Bamburg, South Carolina will begin in the Fall of 2005.

Trading of Company Shares
-------------------------

o London Stock Exchange/AIM - The Company is assessing the merits of listing the Company's shares on the London Stock Exchange - AIM.

Safe Harbor for Forward-Looking Statements:

The information disclosed under this Item 7.01 contains a number of "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Specifically, all statements other than statements of historical facts included under this
Item 7.01 regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this Item 7.01, the words "anticipate," "believe," "estimate," "expect," "may," "will," "continue" and "intend," and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors including, without limitation, those described in the Company's registration statements and periodic reports filed with the SEC under the Securities Act and the Exchange Act.

The information disclosed under this Item 7.01 is furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filings.



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


                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Internet Commerce Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 14, 2005

                              STARTECH ENVIRONMENTAL CORPORATION



                              By: /s/ Peter J. Scanlon
                                 ------------------------------
                                 Peter J. Scanlon
                                 Chief Financial Officer